SCHEDULE 14C

INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
  Exchange Act of 1934

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Filed by a Party other than the Registrant      ☐

Check the appropriate box:

☒ Preliminary Information Statement

☐ Definitive Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

EYE CARE INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The effective date for the reverse stock split is April , 2003 or as soon thereafter as the Certificate of Amendment to the Company’s Certificate of Incorporation effectuating the reverse stock split is filed with the Secretary of State of the state of Delaware.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

EYE CARE INTERNATIONAL, INC.
1511 North Westshore Boulevard, Suite 925
Tampa, Florida 33607

INFORMATION STATEMENT

 Our Board of Directors presents this Information Statement to all our stockholders. Pursuant to Section 228 of the General Corporation Law of the State of Delaware, stockholders holding a majority of the shares entitled to vote, approved by written consent in lieu of a special meeting of the stockholders, a proposal to amend our Certificate of Incorporation to (i) authorize a one-for-five reverse stock split of the outstanding shares of our Class A and Class B common stock by changing each five shares into one share and (ii) increase the number of authorized shares of Class A common stock by ten million (10,000,000) for an aggregate of thirty million(30,000,000) shares of Class A common shares.

 As of April 14, 2003, the record date for determining stockholders entitled to vote on the proposed amendment to our Certificate of Incorporation, there were outstanding 12,209,360 shares of Class A common stock, 1,277,700 shares of Class B common stock and 685,715 shares of series B convertible preferred stock, the only classes or series of stock entitled to vote on the proposed amendment to our certificate of Incorporation. Each share of Class A common stock and series B convertible preferred stock is entitled to one vote and each share of Class B common stock is entitled to five votes.

 The affirmative vote by stockholders holding a majority of the voting power of the outstanding shares of Class A common stock, Class B common stock and series B convertible preferred stock, voting together as a single class, was required to approve the proposal to authorize a reverse stock split of the Class A and Class B common stock and increase the number of authorized shares of Class A common stock.

Security Ownership And Certain Beneficial
Owners And Management

The following table sets forth certain information as of April 14,2003, concerning the beneficial ownership of our common stock by (i) each stockholder known by us to be a beneficial owner of more than five percent of the outstanding Class A and Class B common stock; (ii) each of our directors; (iii) each executive officer whose compensation for 2002 was in excess of $100,000; and (iv) all directors and officers as a group.

	Amount and Nature of Beneficial Ownership(1)		Percentage of Common Stock Beneficially Owned(2)
Name	Class A Common Stock	Class B Common Stock	As a % Of All Common Stock	As a % Of All Class A	As a % Of All Class B
Clark Marcus(3)	75,000	474,100	4.1%	*	37.1%
Sharon Kay Ray(3)	23,000	198,200	1.6%	*	15.5%
Richard Abrahamson, MD(3)	372,740	181,800	3.1%	3.1%	14.2%
James L. Koenig(3)	108,000	130,000	1.8%	*	10.2%
Robert G. Veligdan, DDS(3)	133,357	-	*	1.1%	-
William Koch(3)	-	25,000	*	-	2.0%
John A. Schild(3)	-	-	-	-	-
Arnold Finestone(3)	25,000	-	*	*	-
Arthur Yeap(3)	142,426	-	1.1%	1.2%	-
All officers and directors as a group(9 persons)	879,523	1,009,100	14.0%	4.5%	79.0%

*	Less than 1%
(1)

Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated, subject to community property laws, where applicable. For purposes of this table, a person or group of persons is deemed to beneficially own any shares that such person has the right to acquire within 60 days after April 14,2003.

(2)

Calculated as a percentage of the total number of shares of common stock issued and outstanding without respect to voting power. Each share of Class B common stock is entitled to five votes per share, as compared to one vote per share of Class A common stock. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on April 14,2003, any shares, which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person. As of April 14,2003, we had 12,209,360 shares of Class A common stock outstanding and 1,277,700 shares of Class B common stock outstanding, or a total of 13,487,060 shares of common stock outstanding.

(3)	Address is c/o Eye Care International, Inc., 1511 North Westshore Boulevard, Suite 925, Tampa, Florida 33607.

INFORMATION STATEMENT TO AMEND THE COMPANY’S CERTIFICATE
OF INCORPORATION TO AUTHORIZE A ONE-FOR-FIVE REVERSE
STOCK SPLIT OF CLASS A AND CLASS B COMMON STOCK
AND INCREASE THE AUTHORIZED AMOUNT OF CLASS A COMMON STOCK

General

 Our Board of Directors and stockholders holding a majority of shares entitled to vote have approved a proposal to amend our Certificate of Incorporation to authorize a one-for-five reverse stock split of the outstanding shares of our Class A and Class B common stock and to increase the amount of authorized Class A common stock by ten million (10,000,000) shares for an aggregate of thirty million (30,000,000) shares of authorized Class A common stock.

  Reasons for the Reverse Stock Split

 We are in urgent need of financing to service our existing members and to market our vision care plan to healthcare providers, employers and affinity groups to attract additional members.

 Our management believes that the low per share market price of our Class A common stock impairs the acceptability of the stock by the financial community and the investing public. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it, or our reputation in the financial community, but in practice this is not necessarily the case, as many investors look upon low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. Our management also believes that a low share price reduces the effective marketability of our shares because of the reluctance of many leading brokerage firms to recommend low-priced stocks to their clients. Certain institutional investors have internal policies preventing the purchase of low-priced stocks and many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts. A variety of brokerage house policies and practices tends to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of low-priced stocks because the brokerage commission on a sale of a low-price stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced stock.

 Our Board of Directors is hopeful that the decrease in the number of shares of our outstanding Class A common stock as a consequence of the reverse stock split will result in an anticipated increased price level, which will encourage interest in our Class A common stock and possibly promote greater liquidity for our stockholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after the reverse stock split. In addition, although it may be anticipated that the increase in the price level of our Class A common stock as a result of the reverse stock split will be proportionately less than the decrease in the number of shares outstanding, the reverse stock split could result in a price level for the shares that will overcome the reluctance, policies and practices referred to above and diminish the adverse impact of trading commissions on the market for the shares. However, there can be no assurance that the foregoing effects will occur, or that the share price level of the Class A common stock immediately after the reverse stock split will be maintained for any period of time.

Fractional Shares

 In order to save the expense and inconvenience of issuing fractional shares, we will not issue scrip or fractional share certificates evidencing shares of Class A or Class B common stock in connection with the reverse stock split. We will issue one additional whole share to stockholders who would otherwise be entitled to a fractional share. If the same stockholder is the owner of shares under multiple share certificates, then the number of shares we will issue in connection with the reverse stock split shall be computed on the basis of the aggregate shares owned under all certificates.

 Principal Effects of the Reverse Split

 As of April 14,2003, we had outstanding 12,209,360 shares of Class A common stock and 1,277,700 shares of Class B common stock. If we do not issue any shares of Class A or Class B common stock prior to the date the reverse stock split becomes effective, the number of outstanding shares of Class A and Class B common stock will be reduced to approximately 2,441,872 and 255,540, respectively, or a total of 2,697,412 shares of common stock. In addition, the stated capital of our outstanding Class A and Class B common stock as reflected on our balance sheet will be reduced, and our additional paid in capital account will be increased, by an equal amount. The number of authorized shares of common stock will increase to 40,000,000 shares, consisting of 30,000,000 shares of Class A and 10,000,000 shares of Class B common stock. Except for the issuance of additional whole shares of common stock for fractional shares, the reverse stock split will not result in any immediate change in the economic interests or the voting power of a stockholder relative to other common stockholders. However, the reverse stock split and the increase in the amount of authorized shares of Class A common stock will result in a substantial increase in the number of shares of common stock available for issuance by our Board of Directors.

Increase in Authorized Unissued Shares

 The following table shows how the one-for-five reverse stock split and the increase in the amount of authorized shares of Class A common stock will increase the number of shares of common stock available for issuance by our Board of Directors. The information presented in the table is as of April 14 , 2003. The table assumes that no shares or other securities convertible into or exercisable for shares of Class A or Class B common stock will be issued prior to the date upon which the reverse stock split is effected.

	Number of Shares
	Prior to Reverse Stock Split		After Reverse Stock Split
	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock
Authorized	20,000,000	10,000,000	30,000,000	10,000,000
Outstanding	12,209,360	1,277,700	2,441,872	255,540
Reserved for issuance
Warrants	5,634,718	0	1,126,944	0
Preferred stock	2,045,715	0	409,143	0
Options that may be granted in future under existing option plan	500,000	0	100,000	0
Available for future issuance	(389,793)	8,722,300	25,922,041	9,744,460

 Following the reverse stock split and increase in the number of authorized Class A common stock, our Board of Directors will be able to issue 25,922,041 shares of Class A common stock and 9,744,460 shares of Class B common stock without further stockholder approval. We do not presently have any agreement, understanding, or arrangement which would result in the issuance of any of the additional shares of our authorized and unissued common stock following the reverse stock split. Our Board of Directors does not intend to seek stockholder approval prior to any issuance of additional shares of our common stock, except as otherwise required by law or regulation. Our outstanding shares of common stock have no pre-emptive rights; accordingly, if we issue additional shares of common stock, our stockholders will not have any preferential right to purchase any of the additional shares. Although our Board of Directors believes the increase in authorized unissued shares is in the best interests of our company and our stockholders, the issuance of additional shares of common stock may, depending on the circumstances under which such shares are issued, reduce the stockholders’ equity per share and may reduce the percentage ownership of common stock of existing stockholders.

The increase in the number of shares available for issuance by our Board of Directors could, under certain circumstances, have the effect of deterring unsolicited tender offers for our common stock. In the event of a hostile takeover attempt, it might be possible for us to try to impede such attempt by issuing shares of common stock to a friendly party, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of our company. Although the overall effect of such a course of action may be to deter unwanted takeover offers, our Board of Directors did not approve the reverse split and the increase in the amount of authorized shares of Class A common stock for that purpose and believes the reverse split and the increase in the amount of authorized shares of Class A common stock is in the best interests of our company and our stockholders and that the advantages of the reverse stock split, including the increase in the number of shares available for issuance by the Board of Directors, outweigh any potential disadvantages. Our management is not aware of any attempts to obtain control or take over our company.

Effect on Price of Common Stock

Our Board of Directors believes that the current per share price level adversely affects the marketability of our common stock. The proposed reverse stock split is intended to result in a higher per share market price that will increase the interest of investors, analysts and other members of the financial community in the common stock.

 However, the reverse stock split may cause inconvenience and extra expense to stockholders who become owners of so called odd lots, or holdings of less than 100 shares, when such holders seek to sell their odd lot or to purchase an odd lot to increase their holding to an integral multiple of 100 shares. This is because the market for the purchase or sale of odd lots is generally less liquid than the market for even lots and commissions for odd lots are often proportionately higher per share than round lot commissions.

 Since most trading and investment activity is conducted in round lots, the effective minimum investment in our company is expected to increase significantly as a result of the reverse split, which may preclude purchase of the shares by investors who are not willing or able to invest the higher minimum amount required.

 For these reasons the per share price for our Class A common stock after the reverse split may not be five times the market price before the reverse split and it is possible that the aggregate market value of a stockholder’s investment in our company may be lower after the reverse split.

 Furthermore, the market for shares of common stock may not be improved. The Board of Directors cannot predict what effect the reverse stock split will have on the market for, or the market price of, the Class A common stock.

 Implementation of Reverse Stock Split and Increase in Authorized Class A Common Stock

 We will file an amendment to our Certificate of Incorporation with the Secretary of State of Delaware, and upon such filing the reverse stock split and increase to the number of authorized Class A common shares will become effective as of the opening of business on that date. The reverse stock split and increase to the number of authorized Class A common shares will be formally implemented by deleting Article Fourth of the Certificate of Incorporation thereof in its entirety and substituting the following in lieu thereof:

“Fourth: (a) Subject to adjustment pursuant to subparagraph (b), below, the total number of shares which the Corporation is authorized to issue shall be Fifty Million (50,000,000) shares of which Thirty Million (30,000,000) shares shall be designated as Class A common stock with a par value of One Tenth of One Cent ($.001) per share and Ten Million (10,000,000) shares shall be initially designated as Class B common stock with a par value of One Tenth of One Cent ($.001) per share. The remaining Ten Million (10,000,000) shares shall be Preferred Stock with a par value of One Tenth of One Cent ($.001) per share.

(b)       Each share of Class A common stock shall be entitled to one vote per share on all matters required by law to be submitted to a vote of the holders of the common shares, and each share of Class B common stock shall be entitled to vote at the rate of five (5) votes per share on all matters required by law to be submitted to a vote of the holders of the common shares. Holders of the shares of Class A common stock and Class B common stock shall vote together on all matters except as may otherwise be required under the Delaware General Corporation Law. The rights of the shares of Class A common stock and Class B common stock otherwise shall be identical in all respects. Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder thereof. Upon the transfer of shares of Class B common stock by the initial holders thereof, each of said shares, without any action on the part of the holders thereof, automatically shall be converted into one share of Class A common stock on the stock record books of the Corporation.

(c)       The Corporation is authorized to issue the shares of preferred stock from time to time in one or more series with such designations, relative rights, preferences and limitations of qualifications as shall be fixed by the Board of Directors in the resolution or resolutions providing for the issue of such shares. The Board of Directors is expressly authorized to adopt such resolution or resolutions providing for the issue of such shares from time to time as the Board of Directors, in its discretion, may deem desirable

(d)       Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), shares of Class A common stock and Class B common stock (collectively, “Common Stock”) held by each holder of record on such date shall be automatically combined according to class at the rate of one-for-five without any further action on the part of the holders of the Corporation (the “Reverse Split”). All fractional shares owned by each holder of record will be aggregated and to the extent after aggregating all fractional shares any registered holder is entitled to a fraction of a share, he shall be entitled to receive one whole share in respect of such fraction of a share.

(e)       Each stock certificate issued prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Class A common stock or Class B common stock, as the case may be, into which the shares represented by such certificate shall have been reclassified pursuant to the Reverse Split. Each holder of record of a certificate that represented shares of Class A common stock or Class B common stock, as the case may be, immediately prior to the Effective Time, shall receive, upon surrender of such certificate, a new certificate representing the number of shares of Class A common stock or Class B common stock, as the case may be, immediately after the Reverse Split.”

 Following the effectiveness of the amendment, each certificate representing shares of Class A or Class B common stock outstanding immediately prior to the reverse stock split will be deemed automatically, without any action on the part of the stockholders, to represent one-fifth of the pre-split number of shares. However, no fractional shares will be issued as a result of the reverse stock split. Each stockholder of record owning shares of Class A or Class B common stock prior to the reverse stock split which are not evenly divisible by five (5) will receive one additional share for the fractional share that such stockholder would otherwise have been entitled to receive as a result of the reverse stock split. After the reverse stock split becomes effective, stockholders will be asked to surrender their stock certificates in accordance with the procedures set forth in a letter of transmittal. Stockholders should not submit any certificates until requested to do so. Upon such surrender, a new certificate representing the number of shares owned as a result of the reverse stock split will be issued and forwarded to stockholders. However, each certificate representing the number of shares owned prior to the reverse stock split will continue to be valid and represent a number of shares equal to one- fifth of the pre-split number of shares.

Exchange of Stock Certificates

The exchange of shares of Class A and Class B common stock resulting from the reverse stock split will occur on the date we file a certificate of amendment to our Certificate of Incorporation effecting the reverse stock split, without any further action on the part of our stockholders and without regard to the date or dates certificates formerly representing shares of Class A or Class B common stock are physically surrendered for certificates representing the post-split number of shares such stockholders are entitled to receive. We will appoint American Stock Transfer & Trust Company, transfer agent for our Class A common stock, exchange agent to act for stockholders in effecting the exchange of their certificates. In the event that the number of shares of Class A or Class B common stock into which shares of Class A or Class B common stock will be exchanged or converted includes a fraction, we will issue to the holder of such fraction, in lieu of the issuance of fractional shares, one whole additional share.

As soon as practicable after the date the reverse stock split becomes effective, transmittal forms will be mailed to each holder of record of certificates formerly representing shares of Class A or Class B common stock to be used in forwarding their certificates for surrender and exchange for certificates representing the post-split number of shares of Class A or Class B common stock such stockholders are entitled to receive. After receipt of such transmittal form, each holder should surrender the certificates formerly representing shares of Class A and Class B common stock and such holder will receive in exchange therefore certificates representing the whole number of shares to which he is entitled, plus one whole share in lieu of any fractional share. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Stockholders should not send in their certificates until they receive a transmittal form.

On the date the reverse stock split becomes effective, each certificate representing shares of Class A and Class B common stock will, until surrendered and exchanged as described above, be deemed, for all corporate purposes, to evidence ownership of the number of shares of Class A or Class B common stock into which the shares evidenced by such certificate have been converted, except that the holder of such unexchanged certificates will not be entitled to receive any dividends or other distributions payable by us after that date with respect to the shares which the stockholder is entitled to receive because of the reverse stock split until the certificates representing such shares of Class A or Class B common stock have been surrendered. Such dividends and distributions, if any, will be accumulated and, at the time of such surrender, all such unpaid dividends or distributions will be paid without interest.

Federal Income Tax Consequences

 The following description of federal income tax consequences is based upon the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and practices as in effect on the date of this Information Statement. This discussion is for general information only and does not discuss consequences that may apply to special classes of tax payers (e.g., non-resident aliens, broker-dealers or insurance companies). We urge you to consult with your own tax advisors to determine the particular consequences to you.

 The exchange of shares resulting from the reverse stock split will be a tax-free recapitalization for the company and our stockholders to the extent that shares of pre-split common stock are exchanged for post-split common stock. Therefore, stockholders will not recognize gain or loss as a result of that transaction.

A stockholder’s holding period for shares of post-split common stock, including any additional shares issued in lieu of issuing fractional shares, will include the holding period of shares of pre-split common stock exchanged therefore, provided that the shares of pre-split common stock were capital assets in the hands of the stockholder.

The shares of post-split common stock in the hands of a stockholder, including any additional shares issued in lieu of issuing fractional shares, will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of pre-split common stock held by that stockholder immediately prior to the split.

Although the issue is not free from doubt, additional shares received in lieu of fractional shares, including shares received as a result of the rounding up of fractional ownership, should be treated in the same manner. However, it is possible that the receipt of additional shares could be wholly or partially taxable.

  INDEPENDENT AUDITORS

On March 21, 2003, the Board of Directors approved the decision to change the Company’s Certifying Accountant from Most & Company, LLP (the “Former Accountant”) and engage Dreslin Financial Services, Certified Public Accountants (the “New Accountant”). Reports in connection with audits of the two most recent fiscal years ending 31 December 2000, and 2001, were provided by Philip J. Elendis & Company, and Most Horowitz & Company, LLP, respectively; predecessors to the Former Accountant.  The Former Accountant did not issue reports on the financial statements for the fiscal year ended December 31, 2001.  The reports in connection with audits of the two most recent fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except for going concern opinions.

During the period since the Former Accountant’s engagement (November 1, 2002) to March 21, 2003 (the New Accountant’s engagement date), there were no disagreements with the Former Accountant, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the Former Accountant, would have caused it to make reference to the subject matter of the disagreements in connection with its report. We have requested the Former Accountant to furnish the Company with a letter addressed to the Commission stating that he agrees with the preceding statements.